December 2, 2003

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Sirs:

We were previously the principal accountants for Tango Incorporated and did report on the consolidated financial statements of Tango Incorporated for the fiscal years ended July 31, 2002 and 2001, and reviewed the Company’s financial statements through the interim period ended April 30, 2003. On October 27, 2003, we resigned as their principal accountants.

We have read the statements made by Tango Incorporated included under Item 4 of its Form 8-K/A Current Report, dated December 2, 2003, and we agree with such statements.

Yours truly,

“Jim Philip”

Jim Philip, C.A.
for MORGAN & COMPANY

JLP/nm